Exhibit 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Elise Chittick	Scott Eckstein
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3766

ASHFORD ADOPTS SHORT-TERM SHAREHOLDER RIGHTS PLAN

DALLAS, November 17, 2014 — Ashford Inc. (NYSE: AINC) (the “Company”) today announced that its Board of Directors has unanimously adopted a four month shareholder rights plan (the “Rights Plan”) and declared a dividend of one right for each outstanding share of Ashford common stock.  The Board of Directors may terminate the Rights Plan at any time if it no longer believes that the Rights Plan is in the best interests of the Company and its shareholders.

The Board of Directors adopted the Rights Plan in response to the high volume and volatility in the trading of Ashford stock during the Company’s initial period as a newly public company.  Given Ashford’s small size and the high trading volume, the Rights Plan is intended to protect the Company and its shareholders from efforts to obtain control or rapid share accumulations that are inconsistent with the best interests of the Company and its shareholders.  The Board of Directors believes that the Rights Plan will help ensure that the Board of Directors remains in the best position to discharge its fiduciary duties to the Company and its stockholders. The Rights Plan has not been adopted in response to any specific takeover bid or other proposal to acquire control of the Company.

Ashford is issuing one preferred stock purchase right for each current share of common stock outstanding on November 27, 2014.  Initially, these rights will not be exercisable and will trade with the shares of Ashford common stock.

Each right entitles the holder to purchase one one-thousandth of a share of Series A Preferred Stock at a price of $275.  Subject to certain exceptions, under the Rights Plan, the rights will become exercisable if a person or group acquires beneficial ownership of 10% percent or more of Ashford common stock in a transaction not approved by the Board of Directors of the Company.  In that situation, rights held by the persons or groups who exceeded the 10% threshold will be void.  The Rights Plan expires on March 15, 2015 unless earlier redeemed, exchanged or terminated by the Company.

Additional details about the Rights Plan will be contained in a Form 8-K to be filed by Ashford with the U.S. Securities and Exchange Commission.

Ashford is a global asset management company focused on managing real estate, hospitality, and securities platforms.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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